Exhibit 3.1
THIRTIETH AMENDMENT TO THE
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF SL GREEN OPERATING PARTNERSHIP, L.P.

This Thirtieth Amendment is made as of April 20, 2023 by SL Green Realty Corp., a Maryland corporation, as general partner (the “General Partner”) of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), for the purpose of amending the First Amended and Restated Agreement of Limited Partnership of, dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Partnership Agreement.
WHEREAS, pursuant to Section 14.1.B(4) of Partnership Agreement, the General Partner may generally amend the Partnership Agreement without consent of the Limited Partners to reflect a change that does not adversely affect any of the Limited Partners in any material respect; and
WHEREAS, the General Partner has determined that it is necessary and desirable to amend the Partnership Agreement for the purposes of updating the Partnership Agreement to reflect certain changes in the law with respect to a centralized partnership tax audit regime and clarifying certain other provisions of the Partnership Agreement.
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends that Partnership Agreement as follows:
1. Section 10.3.A of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
A. The General Partner shall serve as the “partnership representative” (the “Partnership Representative”) and, if applicable, the “designated individual” (the “Designated Individual”), of the Partnership within the meaning of Section 6223 of the Code and the Regulations promulgated thereunder, and any representative in any other similar capacity for purposes of state or local law; provided that the Designated Individual shall be either the General Partner or an officer, director or employee of the Partnership or SL Green Management LLC. The General Partner is specifically directed and authorized to take whatever steps are necessary or desirable to perfect such designations, including filing any forms or documents with the Internal Revenue Service or other tax authority and taking such other action as may from time to time be required under the Code or the Regulations or other applicable law. The Partners agree to provide the Partnership with such information that the General Partner determines is reasonably necessary for the Partnership to comply with the Code or the Regulations or other applicable law. The Partnership Representative and the Designated Individual shall have the power and perform the obligations required of a “partnership representative” and a “designated individual” to the extent and in the manner provided by applicable Code sections and Regulations. To the extent the provisions contained in Section 10.3.B and 10.3.C do not conflict with this Section 10.3.A, those subsections shall apply to the Partnership Representative and the Designated Individual.
2. Sections 6.1.A and 6.1.B of the Partnership Agreement are hereby amended to provide as follows (with changes in italics):
A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner, on a cumulative basis, pursuant to the last sentence of Section 6.l.B below exceed Net Income previously allocated to the General Partner, on a cumulative basis, pursuant to this clause (i) of Section 6.l.A; (ii) second, to the Recourse Partners until each Recourse Partner has been allocated, on a cumulative basis, pursuant to this clause (ii) of Section 6.1.A, Net Income equal to the amount of any prior allocations of Net Losses to such Recourse Partner, on a cumulative basis, pursuant to Section 6.1.B(v) below (pro rata in proportion to the respective percentages of cumulative Net Losses allocated to all Recourse Partners pursuant to Section 6.1.B(v) below); (iii) [intentionally deleted]; (iv) third, with respect to classes of Partnership Interests that are entitled to any preference in distribution, on a class by class basis, Net Income equal to the amount of any prior allocations of Net Losses to such classes pursuant to Section 6.1(B)(iii) below, in the reverse order in which each such class was allocated such Net Losses (and, within each such class, pro rata in proportion to the respective interests in such class as of the last day of the period for which such allocation is being made); (v) fourth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause (v) (or its predecessor), Net Income equal to the sum of the amount of distributions received with respect to such Partnership Interests pursuant to clause (i) of Section 5.1.B hereof and the amount of any prior allocations of Net Losses to such class of Partnership Interests pursuant to Section 6.1.B(i) below (and, within such class, pro rata in proportion to the respective interests in such class as of the last day of the period for which such allocation is being made); and (vi) fifth, with respect to Partnership Interests that are not entitled to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective interests in such class as of the last day of the period for which such allocation is being made).
B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, Net Losses shall be allocated (i) first, to the holders of any Partnership Interests that are entitled to any preference in distribution, in accordance with the rights of any such class of Partnership Interests to the extent that any prior allocations of Net Income to such class of Partnership Interests pursuant to Section 6.1.A(v) above (or its predecessor) exceed, on a cumulative basis, distributions with respect to such Partnership Interests pursuant to clause (i) of Section 5.1.B hereof (and, within such class, pro rata in proportion to the respective interests in such class as of the last day of the period for which such allocation is being made); (ii) second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective interests in such class as of the last day of the period for which such allocation is being made), provided that, Net Losses shall not be allocated to any Limited Partner pursuant to this clause (ii) of Section 6.1.B to the extent that such allocation would cause such Limited Partner to have a deficit Modified Adjusted Capital Account balance (or increase any existing deficit Modified Adjusted Capital Account balance) (calculated without regard to any interest such Limited Partner may have in Partnership Interests that are entitled to any preference distribution) at the end of such taxable year (or portion thereof); (iii) third, with respect to classes of Partnership Interests that are entitled to any preference in distribution, on a class by class basis in the reverse priority in which each such class is entitled to distributions (and, within each such class, pro rata in proportion to the respective interests in such class as of the last day of the period for which such allocation is being made), provided that, Net Losses shall not be allocated to any Partner pursuant to this clause (iii) of Section 6.1.B to the extent that such allocation would cause such Partner to have a deficit Modified Adjusted Capital Account balance (or increase any existing deficit Modified Adjusted Capital Account Balance) at the end of such taxable year (or portion thereof); (iv) [intentionally deleted]; and (v) fourth, to the Recourse Partners, pro rata in proportion to their respective Recourse Debt Percentages, until each such Recourse Partner’s deficit Modified Adjusted Capital Account balance shall equal such Recourse Partner’s Recourse Amount. All Net Losses in excess of the limitations set forth in this Section 6.l.B shall be allocated to the General Partner.
3. The definitions of any capitalized terms defined in this Amendment and used in any of the amendments set forth above shall be deemed to be added to Article I – Defined Terms of the Partnership Agreement.
4. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.
5. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.
6. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Except as expressly modified by the foregoing, the Partnership Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Thirtieth Amendment to the Partnership Agreement.

SL GREEN REALTY CORP., a Maryland corporation,
as General Partner of SL Green Operating Partnership, L.P.
and on behalf of existing Limited Partners

By:	/s/ Andrew S. Levine
Andrew S. Levine
Executive Vice President